Exhibit 99.1
UNITED NATURAL FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2025 RESULTS
Providence, RI - September 30, 2025 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the fourth quarter (13 weeks) and fiscal year (52 weeks) ended August 2, 2025.
Fourth Quarter Fiscal 2025 Performance (comparisons to fourth quarter fiscal 2024)
•Net sales of $7.7 billion; growth of 1.6% on a comparable 13-week basis
•Net loss of $(87) million; Loss per diluted share (EPS) of $(1.43)
•Adjusted EBITDA(1) of $116 million
•Adjusted EPS(1) of $(0.11)
•Net cash provided by operating activities of $160 million; Free cash flow(1) of $86 million
Recent Financial and Operational Summary
•Key financial results in-line with or above midpoints of most recent outlook; significantly above initial outlook for net sales and free cash flow
•Delivered significant free cash flow improvement with fiscal 2025 free cash flow up $331 million compared to the prior year
•Net debt reached lowest level since 2018, decreasing to $1.83 billion. Net leverage(1) declined 0.7x from the end of the prior fiscal year to 3.3x
•Lean daily management deployed in 28 distribution centers during fiscal 2025; helping to improve customer and supplier experience and benefiting safety, quality, delivery and cost
•Fiscal 2026 guidance reflects underlying business momentum and continued strategy execution
◦Midpoint of fiscal 2026 Adjusted EBITDA range reflects an increase of about 20% from fiscal 2025 and an average annual growth rate of nearly 15% compared to fiscal 2024 on a 52-week comparable basis
“UNFI delivered a solid fourth quarter as we effectively navigated the cyber incident in collaboration with our customers and suppliers. In fiscal 2025, we continued to enhance our value proposition and delivered above-industry sales growth, while improving our effectiveness and efficiency. This drove higher free cash flow and further strengthened our financial position,” said Sandy Douglas, UNFI’s Chief Executive Officer.

“In fiscal 2026, we’re focused on accelerating our momentum by building on UNFI’s unique ability to provide innovative products, programs, services and well-scaled supply chain solutions that help our customers and suppliers grow profitably. We’re increasingly confident in our strategy and our path forward to generate sustainable long-term growth and shareholder value.”

Fourth Quarter Fiscal 2025 Summary(2)

	Fourth Quarter Ended			Fiscal Year Ended
($ in millions, except for per share data)	August 2, 2025 (13 weeks)	August 3, 2024 (14 weeks)	Percent Change	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)	Percent Change
Net sales(3)	$7,696	$8,155	(5.6)%	$31,784	$30,980	2.6%
Natural	$3,998	$3,943	1.4%	$16,017	$14,948	7.2%
Conventional	$3,414	$3,917	(12.8)%	$14,667	$14,946	(1.9)%
Retail	$573	$628	(8.8)%	$2,342	$2,436	(3.9)%
Eliminations	$(289)	$(333)	(13.2)%	$(1,242)	$(1,350)	(8.0)%
Net loss	$(87)	$(37)	N/M	$(118)	$(112)	N/M
Adjusted EBITDA(1)	$116	$143	(18.9)%	$552	$518	6.6%
Loss per diluted share (EPS)	$(1.43)	$(0.63)	N/M	$(1.95)	$(1.89)	N/M
Adjusted (loss) earnings per diluted share (Adjusted EPS)(1)	$(0.11)	$0.01	N/M	$0.71	$0.14	407.1%
Net cash provided by operating activities	$160	$191	(16.2)%	$470	$253	85.8%
Payments for capital expenditures	$(74)	$(120)	(38.3)%	$(231)	$(345)	(33.0)%
Free cash flow(1)	$86	$71	21.1%	$239	$(92)	N/M
N/M - not meaningful
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

(2)Please refer to the table in this press release detailing comparable growth rates for relevant financial metrics adjusted for the impact of the 53rd week in fiscal 2024.
(3)Following the divisional realignment and organizational changes announced in the second quarter of fiscal 2025, we updated our segment reporting in the fourth quarter of fiscal 2025 to align with how the business is operated and managed. Prior period amounts have been recast to conform with our current period presentation.
Fourth Quarter Fiscal 2025 Summary

Net sales in the fourth quarter of fiscal 2025 were $7.7 billion compared to $8.2 billion in the fourth quarter of fiscal 2024, which included an approximate $582 million benefit from the additional week in fiscal 2024. Excluding this additional week, sales increased 1.6%.

Gross profit in the fourth quarter of fiscal 2025 was $1,030 million compared to $1,116 million in the fourth quarter of fiscal 2024. The fourth quarter of fiscal 2025 included $15 million of costs associated with the previously disclosed cyber incident and a LIFO benefit of $7 million. The fourth quarter of fiscal 2024 included one additional week as well as a $12 million LIFO benefit. Excluding the costs associated with the cyber incident and the LIFO benefit, gross profit in the fourth quarter of fiscal 2025 was $1,038 million, or 13.5% of net sales, compared to $1,022 million, or 13.5% of net sales, in the fourth quarter of fiscal 2024 when excluding the LIFO benefit and the extra week.

Operating expenses in the fourth quarter of fiscal 2025 were $1,046 million, or 13.6% of net sales, compared to $1,075 million, or 13.2% of net sales, in the fourth quarter of fiscal 2024. The increase in operating expenses as a percent of net sales was driven by the deleveraging impact on fixed costs from the lost sales attributable to the cyber incident and the investment in servicing customers during this period.

Interest expense, net for the fourth quarter of fiscal 2025 was $36 million and included $4 million in costs and charges related to a prepayment on the secured term loan, compared to $50 million for the fourth quarter of fiscal 2024, which included $10 million in costs and charges related to the refinancing of the secured term loan. The decrease in interest expense, excluding the prepayment and refinancing costs, was primarily driven by lower average outstanding debt balances and the additional week in the prior year quarter.

Effective tax rate for the fourth quarter of fiscal 2025 was a benefit of 21.1% on a pre-tax loss compared to a benefit of 15.9% of pre-tax loss for the fourth quarter of fiscal 2024. The effective tax rate for the fourth quarter of fiscal 2025 includes charges related to the deductibility of charitable contributions resulting from changes to the tax code. The effective tax rate for the fourth quarter of fiscal 2024 includes charges related to share-based compensation and the deductibility of charitable contributions.

Net loss for the fourth quarter of fiscal 2025 was $(87) million. Net loss for the fourth quarter of fiscal 2024 was $(37) million.

Net loss per diluted share was $(1.43) for the fourth quarter of fiscal 2025 compared to net loss per diluted share of $(0.63) for the fourth quarter of fiscal 2024. Adjusted EPS was $(0.11) for the fourth quarter of fiscal 2025, compared to Adjusted EPS of $0.01 in the fourth quarter of fiscal 2024.

Adjusted EBITDA for the fourth quarter of fiscal 2025 was $116 million, compared to $143 million for the fourth quarter of fiscal 2024.

Capital Structure and Financing Overview
•Free Cash Flow – During the fourth quarter of 2025, free cash flow was $86 million, compared to $71 million in the fourth quarter of fiscal 2024. Free cash flow for the fourth quarter of 2025 reflects net cash provided by operating activities of $160 million less payments for capital expenditures of $74 million.
•Net Leverage – Total outstanding debt, net of cash, was $1.83 billion at the end of the fourth quarter of 2025, reflecting a decrease of $230 million during fiscal 2025. The net debt to Adjusted EBITDA leverage ratio was 3.3x as of August 2, 2025.
•Liquidity – As of August 2, 2025, total liquidity was approximately $1.50 billion, consisting of $44 million in cash, plus the unused capacity of approximately $1.45 billion under the Company’s asset-based lending facility.

Fiscal 2026 Outlook (1)

The Company is providing the following outlook for fiscal 2026, a 52-week year.

Fiscal Year Ending August 1, 2026 (52 weeks)
Net sales ($ in billions)	$31.6 - $32.0
Net income ($ in millions)	$0 - $50
EPS (2)	$0.00 - $0.80
Adjusted EPS (2)(3)(4)	$1.50 - $2.30
Adjusted EBITDA (4) ($ in millions)	$630 - $700
Capital and cloud implementation expenditures (4)(5)($ in millions)	~ $250
Free cash flow (4)(5) ($ in millions)	~ $300
(1)The outlook provided above is for fiscal 2026 only. This outlook is forward-looking, is based on management’s current estimates and expectations and is subject to a number of risks, including many that are outside of management’s control. See cautionary Safe Harbor Statement below.
(2)Earnings per share amounts as presented include rounding.
(3)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The outlook for Adjusted EPS reflects a tax rate of 25%. See additional information at the end of this release regarding the non-GAAP financial measure adjusted effective tax rate.
(4)See additional information at the end of this release regarding non-GAAP financial measures. The Company is unable to provide a full reconciliation for outlook to the most comparable GAAP measure without unreasonable effort due to the difficulty in predicting the amounts for certain adjustment items.
(5)The components of capital and cloud implementation expenditures for fiscal 2026 will be primarily dependent on the nature of certain contracts to be executed. As such, the Company is unable to reconcile the outlook for free cash flow as well as capital and cloud implementation expenditures in fiscal 2026 to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s fourth quarter and full year fiscal 2025 conference call and audio webcast will be held today, Tuesday, September 30, 2025 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (800) 715 - 9871 (conference ID 5462932). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Chief Strategy Officer
612-439-6625 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including under the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended August 3, 2024 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2024 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our strategic initiatives; changes in relationships with our suppliers; our ability to develop, implement, operate and maintain, and rely on third parties to operate and maintain, reliable and secure technology systems, and the effectiveness of the Company’s business continuity plans in response to an incident impacting the Company’s technology systems, such as the unauthorized incident on its technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of strategic transactions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products; our ability to maintain sufficient volume in our Natural and Conventional businesses to support our operating infrastructure; our ability to access additional capital; increases in healthcare, pension and other costs under our single employer benefit plan and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, tariff policy and changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; the effect of adverse decisions in, or settlement of, litigation or other proceedings to which we are subject; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; changes in tax laws and regulations, and actions by federal, state and local taxing authorities related to the interpretation and application of such tax laws and regulations; our ability to maintain food quality and safety; and volatility in fuel costs. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, Adjusted EPS, adjusted effective tax rate, free cash flow, net debt to Adjusted EBITDA leverage ratio and Capital and cloud implementation expenditures. Adjusted EBITDA is a consolidated measure which the Company reconciles by adding Net (loss) income including noncontrolling interests, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus (Benefit) provision for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net (loss) income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The adjusted effective tax rate is calculated based on adjusted net income before tax and excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. Free cash flow is defined as net cash provided by operating activities less payments for capital expenditures. Net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA. Capital and cloud implementation expenditures is defined as the sum of payments for capital expenditures and cloud technology implementation expenditures.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below, where practicable. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of the Company’s business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The Company believes that providing the adjusted effective tax rate gives investors a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company believes that providing capital and cloud implementation expenditures provides investors with better visibility into the Company's total investment expenditures. The components of capital and cloud implementation expenditures for fiscal 2026 will be primarily dependent on the nature of certain contracts to be executed. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2026 fiscal year to the comparable periods in the 2025 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	August 2, 2025 (13 weeks)	August 3, 2024 (14 weeks)	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)
Net sales	$7,696	$8,155	$31,784	$30,980
Cost of sales	6,666	7,039	27,562	26,779
Gross profit	1,030	1,116	4,222	4,201
Operating expenses	1,046	1,075	4,117	4,100
Restructuring, acquisition and integration related expenses	59	19	94	36
Loss on sale of assets and other asset charges	3	20	42	57
Operating (loss) income	(78)	2	(31)	8
Net periodic benefit income, excluding service cost	(5)	(4)	(20)	(15)
Interest expense, net	36	50	146	162
Other income, net	—	—	(3)	(2)
Loss before income taxes	(109)	(44)	(154)	(137)
Benefit for income taxes	(23)	(7)	(39)	(27)
Net loss including noncontrolling interests	(86)	(37)	(115)	(110)
Less net income attributable to noncontrolling interests	(1)	—	(3)	(2)
Net loss attributable to United Natural Foods, Inc.	$(87)	$(37)	$(118)	$(112)

Basic loss per share	$(1.43)	$(0.63)	$(1.95)	$(1.89)
Diluted loss per share	$(1.43)	$(0.63)	$(1.95)	$(1.89)

Weighted average shares outstanding:
Basic	60.6	59.5	60.2	59.3
Diluted	60.6	59.5	60.2	59.3

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	August 2, 2025	August 3, 2024
ASSETS
Cash and cash equivalents	$44	$40
Accounts receivable, net	1,093	953
Inventories, net	2,095	2,179
Prepaid expenses and other current assets	191	230
Total current assets	3,423	3,402
Property and equipment, net	1,749	1,820
Operating lease assets	1,474	1,370
Goodwill	19	19
Intangible assets, net	576	649
Deferred income taxes	162	87
Other long-term assets	192	181
Total assets	$7,595	$7,528
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,875	$1,688
Accrued expenses and other current liabilities	319	288
Accrued compensation and benefits	227	197
Current portion of operating lease liabilities	173	181
Current portion of long-term debt and finance lease liabilities	8	11
Total current liabilities	2,602	2,365
Long-term debt	1,859	2,081
Long-term operating lease liabilities	1,400	1,263
Long-term finance lease liabilities	11	12
Pension and other postretirement benefit obligations	14	15
Other long-term liabilities	155	151
Total liabilities	6,041	5,887
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 63.1 shares issued and 60.6 shares outstanding at August 2, 2025; 62.0 shares issued and 59.5 shares outstanding at August 3, 2024	1	1
Additional paid-in capital	658	635
Treasury stock at cost	(86)	(86)
Accumulated other comprehensive loss	(42)	(47)
Retained earnings	1,020	1,138
Total United Natural Foods, Inc. stockholders’ equity	1,551	1,641
Noncontrolling interests	3	—
Total stockholders’ equity	1,554	1,641
Total liabilities and stockholders’ equity	$7,595	$7,528

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended
(in millions)	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including noncontrolling interests	$(115)	$(110)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	321	319
Share-based compensation	43	39
Gain on sale of assets	(4)	(7)
Long-lived asset impairment charges	25	43
Net pension and other postretirement benefit income	(20)	(15)
Deferred income tax benefit	(56)	(49)
LIFO (benefit) charge	(2)	7
Provision for losses on receivables	3	3
Loss on debt extinguishment	4	—
Non-cash interest expense and other adjustments	5	18
Changes in operating assets and liabilities
Accounts and notes receivable	(142)	(68)
Inventories	87	104
Prepaid expenses and other assets	276	(157)
Accounts payable	200	(81)
Accrued expenses and other liabilities	(155)	207
Net cash provided by operating activities	470	253
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(231)	(345)
Proceeds from dispositions of assets	30	25
Payments for investments	(17)	(22)
Net cash used in investing activities	(218)	(342)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	3,528	2,571
Proceeds from issuance of other loans	13	15
Repayments of borrowings under revolving credit line	(3,642)	(2,270)
Repayments of long-term debt and finance leases	(124)	(191)
Payments of employee restricted stock tax withholdings	(10)	(7)
Payments for debt issuance costs	(1)	(18)
Distributions to noncontrolling interests	(4)	(4)
Repayments of other loans	(8)	(2)
Other	—	(2)
Net cash (used in) provided by financing activities	(248)	92
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	4	3
Cash and cash equivalents, at beginning of period	40	37
Cash and cash equivalents, at end of period	$44	$40
Supplemental disclosures of cash flow information:
Cash paid for interest	$147	$159
Cash payments (refunds) for federal, state and foreign income taxes, net	$4	$(14)
Additions of property and equipment included in Accounts payable	$7	$21

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net loss including noncontrolling interests to Adjusted EBITDA (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	August 2, 2025 (13 weeks)	August 3, 2024 (14 weeks)	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)
Net loss including noncontrolling interests	$(86)	$(37)	$(115)	$(110)
Adjustments to net loss including noncontrolling interests:
Less net income attributable to noncontrolling interests	(1)	—	(3)	(2)
Net periodic benefit income, excluding service cost	(5)	(4)	(20)	(15)
Interest expense, net	36	50	146	162
Other income, net	—	—	(3)	(2)
Benefit for income taxes	(23)	(7)	(39)	(27)
Depreciation and amortization	79	91	321	319
Share-based compensation	15	11	43	37
LIFO (benefit) charge	(7)	(12)	(2)	7
Restructuring, acquisition and integration related expenses(1)	59	19	94	36
Loss on sale of assets and other asset charges(2)	3	20	42	57
Business transformation costs(3)	7	12	47	52
Cybersecurity incident(4)	26	—	26	—
Other adjustments(5)	13	—	15	4
Adjusted EBITDA	$116	$143	$552	$518

(1)Fiscal 2025 primarily reflects the $53 million charge related to the Company’s termination of its supply agreement with a customer in the East region and costs associated with certain employee severance and other employee separation costs and outsourcing certain corporate functions under restructuring initiatives. Fiscal 2024 primarily reflects costs associated with certain employee severance and other employee separation costs.
(2)Fiscal 2025 primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region and $19 million in losses on the sales of receivables under the accounts receivable monetization program. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations, a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations, a $15 million non-cash impairment charge related to the decision to close certain leased and owned distribution center locations and $21 million in losses on the sales of receivables under the accounts receivable monetization program.
(3)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to strategic initiatives and the board-led financial review in fiscal 2024, all of which are included within Operating expenses in the Consolidated Statements of Operations.
(4)Reflects costs and charges related to the Cybersecurity Incident, primarily including shrink and remediation costs related to third-party cybersecurity, legal and governance experts, of which $15 million are included within Gross profit and $11 million are included within Operating expenses in the Consolidated Statements of Operations.
(5)Fiscal 2025 primarily reflects certain accrued legal-related costs, which are included within Operating expenses in the Consolidated Statements of Operations. Fiscal 2024 primarily reflects third-party professional service fees related to shareholder negotiations, which are included within Operating expenses in the Consolidated Statements of Operations.

Reconciliation of Net loss attributable to United Natural Foods, Inc. to Adjusted net (loss) income and Adjusted EPS (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions, except per share amounts)	August 2, 2025 (13 weeks)	August 3, 2024 (14 weeks)	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)
Net loss attributable to United Natural Foods, Inc.	$(87)	$(37)	$(118)	$(112)
Restructuring, acquisition, and integration related expenses(1)	59	19	94	36
(Gain) loss on sale of assets and other asset charges other than losses on sales of receivables(2)	(2)	15	23	36
LIFO (benefit) charge	(7)	(12)	(2)	7
Surplus property depreciation and interest expense(3)	1	2	2	5
Loss on debt extinguishment	4	10	4	10
Business transformation costs(4)	7	12	47	52
Cybersecurity incident(5)	26	—	26	—
Other adjustments(6)	13	—	15	4
Tax impact of adjustments and adjusted effective tax rate(7)	(20)	(8)	(47)	(29)
Adjusted net (loss) income	$(6)	$1	$44	$9

Diluted weighted average shares outstanding	60.6	60.0	61.8	60.4
Adjusted EPS(8)	$(0.11)	$0.01	$0.71	$0.14

(1)Fiscal 2025 primarily reflects the $53 million charge related to the Company’s termination of its supply agreement with a customer in the East region and costs associated with certain employee severance and other employee separation costs and outsourcing certain corporate functions under restructuring initiatives. Fiscal 2024 primarily reflects costs associated with certain employee severance and other employee separation costs.
(2)Loss on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS. Fiscal 2025 primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations, a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations and a $15 million non-cash impairment charge related to the decision to close certain leased and owned distribution center locations.
(3)Reflects surplus, non-operating property depreciation and interest expense.
(4)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to strategic initiatives and the board-led financial review in fiscal 2024, all of which are included within Operating expenses in the Consolidated Statements of Operations.
(5)Reflects costs and charges related to the Cybersecurity Incident, primarily including shrink and remediation costs related to third-party cybersecurity, legal and governance experts, of which $15 million are included within Gross profit and $11 million are included within Operating expenses in the Consolidated Statements of Operations.
(6)Fiscal 2025 primarily reflects certain accrued legal-related costs, which are included within Operating expenses in the Consolidated Statements of Operations. Fiscal 2024 primarily reflects third-party professional service fees related to shareholder negotiations, which are included within Operating expenses in the Consolidated Statements of Operations.
(7)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(8)Adjusted (loss) earnings per share amounts are calculated using actual unrounded figures.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ended August 2, 2025	Fiscal Year Ended August 3, 2024
Current portion of long-term debt and finance lease liabilities	$8	$11
Long-term debt	1,859	2,081
Long-term finance lease liabilities	11	12
Less: Cash and cash equivalents	(44)	(40)
Net carrying value of debt and finance lease liabilities	1,834	2,064
Adjusted EBITDA	$552	$518
Adjusted EBITDA leverage ratio	3.3x	4.0x

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	August 2, 2025 (13 weeks)	August 3, 2024 (14 weeks)	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)
Net cash provided by operating activities	$160	$191	$470	$253
Payments for capital expenditures	(74)	(120)	(231)	(345)
Free cash flow	$86	$71	$239	$(92)

Reconciliation of Payments for capital expenditures to Capital and cloud implementation expenditures (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	August 2, 2025 (13 weeks)	August 3, 2024 (14 weeks)	August 2, 2025 (52 weeks)	August 3, 2024 (53 weeks)
Payments for capital expenditures	$74	$120	$231	$345
Cloud technology implementation expenditures (1)	1	5	7	25
Capital and cloud implementation expenditures (2)	$75	$125	$238	$370
(1)Cloud technology implementation expenditures are included in operating activities in the Consolidated Statements of Cash Flows.
(2)Certain amounts in fiscal 2024 have been reclassified from Cloud technology implementation expenditures to Payments for capital expenditures. These reclassifications had no impact on total Capital and cloud implementation expenditures.
Fiscal 2025 Comparable Growth Rates (unaudited)

	Fourth Quarter Ended			Fiscal Year Ended
($ in millions)	August 2, 2025 (13 weeks)	August 3, 2024 (13 weeks)(1)	Comparable 13 Week Percent Change(2)	August 2, 2025 (52 weeks)	August 3, 2024 (52 weeks)(1)	Comparable 52 Week Percent Change(2)
Net sales	$7,696	$7,573	1.6%	$31,784	$30,398	4.6%
Natural	$3,998	$3,663	9.1%	$16,017	$14,668	9.2%
Conventional	$3,414	$3,637	(6.1)%	$14,667	$14,666	—%
Retail	$573	$583	(1.7)%	$2,342	$2,391	(2.0)%
Eliminations	$(289)	$(310)	(6.8)%	$(1,242)	$(1,327)	(6.4)%
Adjusted EBITDA	$116	$133	(12.8)%	$552	$508	8.7%
(1)Excludes the estimated impact of the 53rd week in fiscal 2024.
(2)The comparable 13-week and 52-week percent changes remove the estimated contribution from the additional week in fiscal 2024 which is calculated by subtracting one-fifth of the respective metrics for the last five-week period within the 14-week fourth quarter of fiscal 2024.

Reconciliation of actual 2025 and 2024 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Actual Fiscal 2025	Actual Fiscal 2024
U.S. GAAP Effective Tax Rate	25%	20%
Discrete quarterly recognition of GAAP items(1)	(1)%	20%
Tax impact of other charges and adjustments(2)	(13)%	(24)%
Changes in valuation allowances(3)	5%	5%
Other(4)	—%	—%
Adjusted Effective Tax Rate(4)	16%	21%
Note: As part of the year-end reconciliation, we have updated the reconciliation of the fiscal 2025 GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating Adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.